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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                   FORM 8-K


                                CURRENT REPORT

                    PURSUANT TO SECTION 13 OR 15(d) OF THE
                       SECURITIES EXCHANGE ACT OF 1934

                        Commission file number 1-6064

      Date of Report (Date of earliest event reported)   February 6, 1995


                              ALEXANDER'S, INC.
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            (Exact name of registrant as specified in its charter)


         DELAWARE                                      51-01-00517
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(State or other jurisdiction of                    (I.R.S. Employer
incorporation or organization)                     Identification No.)


31 WEST 34TH STREET, NEW YORK, NEW YORK                  10001
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(Address of principal executive offices)               (Zip Code)


(Registrant's telephone number, including area code)     (212) 760-9500


                                NOT APPLICABLE
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(Former name, former address and former fiscal year, if changed since last report)

                                 Page 1 of 5
                        The Exhibit Index is on Page 5
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ITEM 5. OTHER EVENTS

     VORNADO AND ALEXANDER'S TO CONSUMMATE TRANSACTIONS

     New York, NY, February 6, 1995 - Alexander's, Inc. (NYSE:ALX) and Vornado Realty Trust (NYSE:VNO) announced today that they have agreed in principle to enter into a number of transactions designed to provide Alexander's with greater financial flexibility and resources. Among other things, Alexander's will become a real estate investment trust, will obtain new financing, will extend its existing leasing arrangement and will enter into a comprehensive management and development agreement. Alexander's also had previously received an extension date for its final payment to creditors.

     Vornado has agreed to provide Alexander's with up to $75 million of secured financing for a three year term. Alexander's has agreed to extend for three years an exclusive leasing agreement with Vornado. Vornado will also serve as Alexander's manager and developer and Steven Roth, the Chairman and Chief Executive of Vornado, will become CEO of Alexander's. Stephen Mann will remain Chairman of Alexander's. Among other conditions, these transactions are subject to the closing of the stock acquisition described below and to bankruptcy court approval.

     Alexander's will use the proceeds of the financing to repay allowed general unsecured creditor claims, to repay certain loans and for working capital and real estate development costs and activities. Alexander's stated that to complete its planned development activities additional financing will be required. These financings are in various stages of negotiation.

     Vornado, which owns 2.3% of Alexander's common stock, also announced that it has entered into an agreement to acquire all of the 1,353,468 Alexander's shares (27.1%) owned by Citibank, N.A. for $40.50 per share in cash. Mr. Roth and Interstate Properties, a partnership in which Mr. Roth is a general partner, together own 34.5% of the outstanding common shares of beneficial interest of Vornado and 27.2% of Alexander's common stock. Upon consummation of this acquisition, which is conditioned upon Alexander's becoming a REIT, Vornado and its affiliates will own 56.4% of the outstanding common stock of Alexander's. Vornado and its affiliates will be restricted for three years from owning in excess of two-thirds of Alexander's common stock without the consent of the independent directors of Alexander's. This transaction is subject to bankruptcy court approval of the management and development agreement and financing referred to above. Vornado may seek participants for its loan to Alexander's and anticipates it will seek to augment its cash balances with additional borrowings.




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     These various transactions are expected to close in the first half of
1995.

     Alexander's also announced that it had entered into an agreement with the Official Committee of Unsecured Creditors on terms of an extension of up to March 31, 1995 for the final payment of approximately $28,000,000 due general unsecured creditors under the company's plan of reorganization. Alexander's will be required to auction properties if creditors are not repaid by March 31, 1995. The agreement was approved by the bankruptcy court on January 4, 1995.


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                                  SIGNATURES


        Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Date: February 6, 1995                          ALEXANDER'S, INC.

                                                /s/ Steven Santora
                                                -----------------------
                                                Title: Vice President and
                                                       Controller



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                                      5

                                EXHIBIT INDEX


Exhibit
Number        Description                                           Page No.
- -------       -----------                                           --------
10.1          Management and Development Agreement, dated
              as of February 6, 1995 between Vornado Realty
              Trust and Alexander's Inc., on behalf of
              itself and each subsidiary listed therein . . . . . .    5

10.2          Standstill and Corporate Governance Agreement
              dated as of February 6, 1995 by and among
              Vornado Realty Trust, Interstate Properties
              and Alexander's, Inc.,  . . . . . . . . . . . . . . .   37

10.3          Commitment letter dated as of February 6, 1995
              between Vornado Realty Trust and Alexander's, Inc., .   46